Exhibit 99.1

CAM Reports 1st Quarter Results

Pre-tax Earnings Rise 67% on 16% Revenue Increase

          FOUNTAIN VALLEY, Calif., Feb. 1 /PRNewswire-FirstCall/ -- CAM Commerce Solutions, Inc. (Nasdaq: CADA) reported a 16% increase in revenues of $6.2 million for the three months ended December 31, 2004, compared to $5.3 million for the same period of the prior year.  Pre-tax income for the three months ended December 31, 2004 increased 67% to $673,000, compared to $404,000 for the quarter ended December 31, 2003.  Net income for the three months ended December 31, 2004 was $402,000 or $0.10 per fully diluted share, compared to $375,000 or $0.10 per fully diluted share for the quarter ended December 31, 2003.  In the first quarter of fiscal 2003, the Company did not incur any federal income tax provision due to the use of net operating loss carryforwards, while the fiscal 2004 results reflect the impact of a tax provision at federal statutory tax rates.  In addition, the number of shares used in the computations of basic and diluted net income per share is higher this year than last year primarily due to a higher share price, and stock options and warrants that were exercised over the past year, resulting in no change in earnings per share on slightly better net income for 2005.

          “In the first quarter we saw essentially flat system sales, while our payment processing ‘X-Charge’ revenue increased 104% over the same quarter last year,” said Geoff Knapp, CEO.  “I feel good about our progress with X-Charge and I am positive on the outlook for the foreseeable future.  I am also looking forward to a significant new release of both our Retail STAR and CAM-32 systems this quarter that will provide some new functionality that has the potential to expand our market opportunities for system sales.  In the first quarter we achieved a record pre-tax profit margin of approximately 11%, which is primarily the result of the continuing trend of a higher mix of our revenues being X-Charge related.”

          About CAM Commerce Solutions
          CAM Commerce Solutions provides total commerce solutions for traditional and web retailers that are based on the company’s open architecture software products for inventory management, point of sale, sales transaction processing, accounting, and payment processing.  These solutions often include hardware, installation, training, service, and payment processing services provided by the company.  You can visit CAM Commerce Solutions at www.camcommerce.com.

          Important Information
          Certain statements made in this release, including those relating to the expectations of profitability and economic climates, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Words such as “will,” “should,” “believe,” “expect,” “anticipate,” “outlook,”  “forecast,” “optimistic,” “feel,” “potential,” “continue,” “intends,” “goal,” “plans,” “estimates,” “may,” “seeks,” “would,” “future,” “bright,” “projected,” and other similar expressions that predict or indicate future events or trends, or that are not statements of historical matters, identify forward-looking statements.  Expectations concerning financial results for future quarters are not actual results and are based upon preliminary estimates, as well as certain assumptions management believes to be reasonable at this time.  Investors should not rely upon forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from management’s expectations, and the company expressly does not undertake any duty to update forward-looking statements which speak only as of the date of this release.  The performance of any one month or quarter may not be indicative of future performance, particularly given prevailing market and economic uncertainties.  In addition to the factors set forth elsewhere in this release, the economic, competitive, technological, and other factors identified in CAM Commerce Solutions’ filings with the Securities and Exchange Commission could affect the forward looking statements contained in this release.

CAM COMMERCE SOLUTIONS, INC.
CONDENSED STATEMENT OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	THREE MONTHS ENDED

	DECEMBER 31 2004	DECEMBER 31 2003

REVENUES
Net hardware, software and installation revenues	$3,348	$3,237
Net service revenues	1,405	1,379
Net payment processing revenues	1,397	684
Total net revenues	6,150	5,300
COSTS AND EXPENSES
Cost of hardware, software and installation revenues	1,684	1,641
Cost of service revenues	512	508
Cost of payment processing revenues	142	38
Total cost of revenues	2,338	2,187
Selling, general and administrative expenses	2,881	2,421
Research and development expenses	367	369
Total costs and operating expenses	5,586	4,977
Operating income	564	323
Interest income	109	81
Income before provision for income taxes	673	404
Provision for income taxes	271	29
Net income	$402	$375
Basic net income per share	$0.11	$0.11
Diluted net income per share	$0.10	$0.10
Shares used in computing basic net income per share	3,787	3,284
Shares used in computing diluted net income per share	4,065	3,615

CAM COMMERCE SOLUTIONS, INC.
CONDENSED BALANCE SHEETS
(In thousands, except per share data)

	DECEMBER 31 2004	SEPTEMBER 30 2004

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$16,245	$16,591
Marketable available-for-sale securities	1,800	1,109
Accounts receivable, net	2,247	1,919
Inventories	257	361
Deferred income taxes	1,629	1,629
Other current assets	109	137
Total current assets	22,287	21,746
Deferred income taxes	780	780
Property and equipment, net	621	639
Intangible assets, net	625	679
Other assets	66	80
Total assets	$24,379	$23,924
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$481	$550
Accrued compensation and related expenses	886	1,093
Deferred service revenue and customer deposits	1,664	1,628
Other accrued liabilities	239	357
Total current liabilities	3,270	3,628
Stockholders’ equity:
Common stock, $.001 par value; 12,000 shares authorized, 3,798 shares issued and outstanding at December 31, 2004 and 3,754 at September 30, 2004	4	4
Capital in excess of par value	19,748	19,328
Accumulated other comprehensive income	(7)	2
Retained earnings	1,364	962
Total stockholders’ equity	21,109	20,296
Total liabilities and stockholders’ equity	$24,379	$23,924

SOURCE  CAM Commerce Solutions, Inc.
          -0-                             02/01/2005
          /CONTACT:  Mathew Hayden of Hayden Communications, Inc., +1-858-456-4533,
for CAM Commerce Solutions, Inc./
          /Web site:  http://www.camcommerce.com /